EXHIBIT 23.5
CONSENT OF HOLBROOK CONSULTING SERVICES, LLC
Holbrook Consulting Services, LLC prepared the feasibility study with PRX Geographic dated April 2005. We hereby consent to the inclusion of information from that feasibility study in the Form SB-2 Registration Statement of E Energy Adams, LLC and to the reference to our Company under the caption “Experts” in the Prospectus included therein.

/s/ William R. Holbrook

Holbrook Consulting Services, LLC
Kearney, Missouri
May 5, 2006